FOR:	Consolidated Graphics, Inc.
CONTACT:	Jon C. Biro Chief Financial Officer Consolidated Graphics, Inc. (713) 787-0977
Christine Mohrmann/Alexandra Tramont FD (212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS TO PRESENT AT CREDIT SUISSE INVESTOR CONFERENCE

HOUSTON, TEXAS – February 22, 2010 — Consolidated Graphics, Inc. (NYSE: CGX) today announced that it will be presenting an overview of the Company at the Credit Suisse Global Services Conference in Phoenix, Arizona on Tuesday, February 23, 2010. Joe R. Davis, Chairman and Chief Executive Officer, and Jon C. Biro, Executive Vice President and Chief Financial Officer, will conduct the presentation, which will cover the Company’s positioning as a leader in the general commercial printing industry, its operating philosophy, growth strategies and recent financial performance.

A live webcast of management’s presentation and question and answer session will be broadcast and available via the Company’s Web site at www.cgx.com starting at 4:30 p.m. EST on February 23, 2010. A copy of management’s presentation will be posted on the Company’s Web site at www.cgx.com on the morning of February 22, 2010.

Consolidated Graphics, Inc. (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 70 printing businesses strategically located across 27 states, Toronto, and Prague, we offer an unmatched geographic footprint, unsurpassed capabilities, and unparalleled levels of convenience, efficiency and service. With locations in or near virtually every major U.S. market, CGX provides the service and responsiveness of a local printer enhanced by the economic, geographic and technological advantages of a large national organization.

Consolidated Graphics’ vast and technologically advanced sheetfed and web printing capabilities are complemented by the world’s largest integrated digital footprint. By coupling North America’s most comprehensive printing capabilities with strategically located fulfillment centers and industry-leading technology, CGX delivers end-to-end print production and management solutions that are based on the needs of our customers to improve their results. For more information, visit www.cgx.com.

# # #